                                                                    EXHIBIT 12.2


                                 PROLOGIS TRUST

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED SHARE DIVIDENDS
                          (DOLLAR AMOUNTS IN THOUSANDS)


                                                YEAR ENDED DECEMBER 31,
                                  ----------------------------------------------------
                                    1999       1998       1997       1996       1995
                                  --------   --------   --------   --------   --------

Net Earnings from Operations      $161,570   $102,936   $ 38,832   $ 79,384   $ 47,660
Add:
     Interest Expense              170,746     77,650     52,704     38,819     32,005
                                  --------   --------   --------   --------   --------

Earnings, as Adjusted             $332,316   $180,586   $ 91,536   $118,203   $ 79,665
                                  ========   ========   ========   ========   ========

Combined Fixed Charges and
   Preferred Share Dividends:
     Interest Expense             $170,746   $ 77,650   $ 52,704   $ 38,819   $ 32,005
     Capitalized Interest           15,980     19,173     18,365     16,138      8,599
                                  --------   --------   --------   --------   --------

         Total Fixed Charges       186,726     96,823     71,069     54,957     40,604

     Preferred Share Dividends      56,835     49,098     35,318     25,895      6,698
                                  --------   --------   --------   --------   --------

Combined Fixed Charges and
   Preferred Share Dividends      $243,561   $145,921   $106,387   $ 80,852   $ 47,302
                                  ========   ========   ========   ========   ========

Ratio of Earnings, as Adjusted
   to Combined Fixed Charges
   and Preferred Shae Dividends        1.4        1.2        (a)        1.5        1.7
                                  ========   ========   ========   ========   ========


(a) Due to a one-time, non-recurring, non-cash charge of $75.4 million relating to the costs incurred in acquiring the management companies from a related party, earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1997 by $14.9 million.